                                                Exhibit 23.1

           Consent of Independent Public Auditors



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 1993 Non-Employee Directors' Formula Stock Option Plan and the 1993 Employee Stock Plan of MMI Companies, Inc. and to the incorporation by reference therein of our report dated February 27, 1997, with respect to the consolidated financial statements and schedules of MMI Companies, Inc. included in its Annual Report (Form 10-
K) for the year ended December 31, 1996, as amended by Form 10-K/A No. 1, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP

Chicago, Illinois
February 19, 1998